Exhibit 99.1

Basin Water Executes Definitive Agreement to Purchase Water Conveyance and Water Resources in Southern California

RANCHO CUCAMONGA, Calif., May 9, 2007 — Basin Water, Inc. (Nasdaq: BWTR) announced today that it has executed a definitive agreement to purchase control of the West Riverside Canal Company and the 350 Inch Water Company.

The West Riverside Canal Company (WRCC) was formed in 1886 and owns a canal which has historically been used to transport water for agricultural and other non-potable water applications. The canal is 18 miles in length and crosses several of the largest groundwater basins in Southern California. The 350 Inch Water Company was formed in 1891 and has historic water rights in the Riverside Basin of approximately 960 million gallons/year. It presently operates two wells and a pipeline distribution system producing approximately 150 million gallons/year of non-potable water.

Basin Water intends to use this acquisition as the platform for a regional water resource business. By expanding the utilization of both these assets and using Basin Water’s expertise in drinking water treatment, the Company has the potential to convert a significant non-potable water resource into drinking water supplies. Both the WRCC canal and 350 Inch Water Company are located in San Bernardino and Riverside counties, which combined have a population of over 4 million people and are among the fastest growing areas in Southern California.

“This acquisition goes hand in hand with Basin Water’s commitment to providing reliable, long-term sources of water and allows the Company to have a direct interest in the ownership of water resources in a region chronically short of water,” said CEO and Chairman Peter Jensen. “It is projected that Southern California will experience a population increase of approximately 10 million people over the next 20 years. Reliable supplies of drinking water will be essential to sustain this growth. Basin Water is already very active in the Riverside and San Bernardino markets, with over 26 million gallons per day of installed treatment capacity. The addition of these water resource assets will greatly enhance our position in the water supply and service industry”.

Final completion of the transaction is subject to customary approvals and completion of due diligence.

About Basin Water Inc.

Basin Water Inc. is a provider of reliable, long-term sources of water, which includes designing, building and implementing systems for the treatment of contaminated groundwater. Basin Water employs treatment technologies including its own proprietary, scalable ion-exchange wellhead treatment system which reduces groundwater contaminant levels in an efficient, flexible and cost-effective manner. Additional information may be found on the company’s Web site at www.basinwater.com.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including expectations relating to future revenues and income, the company’s ability to gain new business and control costs, involve risks and uncertainties, as well as assumptions that, if they prove incorrect or never materialize, could cause the results of the company to differ materially from those expressed or implied by such forward-looking statements. Actual results may differ materially from these expectations due to various risks and uncertainties, including: the company’s limited operating history, the company’s ability to consummate the acquisition of the water resources and convert the non-potable water into drinking water supplies, significant operating losses associated with certain of the company’s contracts, significant fluctuations in its revenues from period to period, its ability to effectively manage its growth, the success of the company’s strategic partners, its long sales cycles, market acceptance of its technology, the geographic concentration of its operations and customers, its ability to meet customer demands and compete technologically, regulatory approvals of the

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company’s systems, changes in governmental regulation that may affect the water industry, particularly with respect to environmental laws, and the company’s ability to manage its capital to meet future liquidity needs. More detailed information about these risks and uncertainties are contained in the company’s filings with the Securities and Exchange Commission, including the company’s Annual Report for the year ended December 31, 2006 on Form 10-K. The company assumes no obligation to update these forward-looking statements to reflect any change in future events.

SOURCE: Basin Water Inc.

Basin Water Inc.

Peter Jensen, 909-481-6800

Chief Executive Officer

www.basinwater.com

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